Exhibit 99.1
                            Triarc Companies, Inc.
                                280 Park Avenue
                               New York, NY 10017


                                                          For Immediate Release
CONTACT: Anne A. Tarbell
         (212) 451-3030
         www.triarc.com

            TRIARC REPORTS FULL YEAR AND FOURTH QUARTER 2004 RESULTS

     New York, NY, March 18, 2005 - Triarc Companies, Inc. (NYSE: TRY; TRY.B) announced today the results of operations for its fiscal year and fourth quarter ended January 2, 2005.

                             Consolidated Highlights

o Consolidated revenues increased to $328.6 million in the 2004 fiscal year ($96.0 million in the 2004 fourth quarter) from $293.6 million in the 2003 fiscal year ($74.5 million in the 2003 fourth quarter) primarily reflecting $22.1 million in asset management and related fees of Deerfield & Company LLC ("Deerfield"), in which Triarc acquired an approximate 64% capital interest in July 2004, as well as increases in royalties and franchise and related fees and net sales from company-owned Arby's(R) restaurants for the 2004 periods. The increase in sales of company-owned restaurants was principally as a result of an extra week in the 2004 periods. Fiscal year 2004 Arby's systemwide same-store sales were up 4% from 2003 (up 3% in the 2004 fourth quarter).

o Consolidated operating profit increased to $2.7 million in the 2004 fiscal year (loss of $(6.1) million in the 2004 fourth quarter) compared with a loss of $(1.2) million in the 2003 fiscal year (loss of $(15.8) million in the 2003 fourth quarter), reflecting the impact of a fourth quarter 2003 non-cash goodwill impairment charge of $(22.0) million at our subsidiary Sybra, Inc., which currently owns and operates 233 Arby's restaurants, the restaurant revenue increases noted above and the operating profit of Deerfield. These increases were partially offset by increases in general and administrative expenses principally reflecting higher incentive compensation, cost of sales and depreciation and amortization.

o Consolidated gross margin declined to 21% in the 2004 fiscal year from 25% in the 2003 fiscal year and to 21% in the 2004 fourth quarter from 22% in the 2003 fourth quarter, principally reflecting higher beef and other commodity costs, higher start-up costs related to new product introductions at our company-owned Arby's restaurants and increased price discounting of some of our other products. We currently expect our 2005 fiscal year gross margin to improve versus 2004 due to better operating efficiencies resulting from management changes and new training programs, the implementation of new back office and point-of-sale restaurant systems that provide management with better and more timely information to make decisions, and recent price increases for some of our new and existing Arby's products as well as more limited price promotions.

o Consolidated depreciation and amortization was $20.3 million in the 2004 fiscal year ($8.7 million in the 2004 fourth quarter) versus $14.1 million in the 2003 fiscal year ($3.9 million in the 2003 fourth quarter). These increases reflect impairment losses on company-owned Arby's restaurants and our T.J. Cinnamons(R) trademark, the implementation of new back office and point-of-sale systems at company-owned Arby's restaurants in the second half of 2004 and the depreciation and amortization of Deerfield.

o Consolidated interest expense was $34.2 million in the 2004 fiscal year ($10.5 million in the 2004 fourth quarter) compared with $37.2 million in the 2003 fiscal year ($9.4 million in the 2003 fourth quarter). The year-over-year decrease primarily reflects the release in the 2004 third quarter of $4.3 million of interest accruals no longer required upon the finalization of certain Internal Revenue Service ("IRS") examinations and lower balances of the majority of the Company's debt, partially offset by the full period effect of $175.0 million of Triarc's 5% convertible notes due 2023 that were issued in May 2003. For the fourth quarter periods, the increase in 2004 versus 2003 principally reflects an increase in interest expense on debt securities sold with an obligation to purchase.

o Consolidated net investment income increased to $21.7 million in the 2004 fiscal year ($14.2 million in the 2004 fourth quarter) from $17.3 million in the 2003 fiscal year ($6.4 million in the 2003 fourth quarter). For the fiscal years, the increase was due to the effect of higher interest income from higher-yielding debt securities and higher recognized net gains on investments partially offset by certain investment writedowns in 2004. For the fiscal quarters, the increase was principally due to an increase in recognized gains on investments in 2004.

o The Company finalized IRS and state income tax examinations in the 2004 third quarter and determined that it had income tax reserves and interest accruals that were no longer required. The release of these reserves and accruals resulted in a $14.6 million increase to the benefit from income taxes, a $12.4 million gain on disposal of discontinued operations (including $1.6 million recognized during the 2004 fourth quarter) and a $4.3 million reversal of interest accruals through interest expense.

o The 2003 periods included a $5.8 million gain related to the October 2003 sale of common stock of Encore Capital Group, Inc. (NASDAQ: ECPG), a strategic equity investment of the Company. The Company currently owns approximately 9% of Encore.

o The 2003 fiscal year results included a gain related to a proposed business acquisition not consummated of $2.1 million versus a loss of $(0.8) million in the 2004 fiscal year.

o The 2003 periods included a $2.2 million after-tax gain from discontinued operations principally related to the settlement of a post-closing sales price adjustment associated with the October 2000 sale of the Company's beverage businesses.

o Consolidated net income was $13.9 million, or $0.19 per diluted Class A and $0.22 per diluted Class B share, in the 2004 fiscal year (net loss of $(3.6) million, or $(0.06) per diluted Class A and Class B shares in the 2004 fourth quarter) compared with a net loss of $(10.8) million, or $(0.18) per diluted Class A and Class B share, in the 2003 fiscal year (net loss of $(7.9) million, or $(0.13) per diluted Class A and Class B share in the 2003 fourth quarter). These changes reflect the after-tax effect of the factors discussed above. The per share amounts discussed above reflect the Company's September 2003 stock distribution of two shares of Class B Common Stock, Series 1, for each share of Class A Common Stock.

o Consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA") (which we define as operating profit plus depreciation and amortization, other than amortization of deferred financing costs, and non-cash goodwill impairment) was $23.0 million in the 2004 fiscal year ($2.6 million in the 2004 fourth quarter) compared with $34.9 million in the 2003 fiscal year ($10.1 million in the 2003 fourth quarter), reflecting certain of the factors noted above. The attached table provides the calculation of EBITDA and a reconciliation of EBITDA to our net income or loss.

                        Restaurant Operations Highlights

o Net sales from the company-owned Arby's restaurants were $205.6 million in the 2004 fiscal year ($53.9 million in the 2004 fourth quarter), compared with $201.5 million in the 2003 fiscal year ($50.5 million in the 2003 fourth quarter). Royalties and franchise and related fees were $100.9 million in the 2004 fiscal year ($26.9 million in the 2004 fourth quarter), up from $92.1 million in the 2003 fiscal year ($24.0 million in the 2003 fourth quarter).

o The 2004 fiscal year increase in sales from company-owned restaurants of $4.1 million reflects the $3.6 million impact of an additional week in 2004 as well as the $1.2 million effect of a 1% increase in same-store sales, compared with the weak same-store sales performance during 2003, primarily as a result of new product introductions, notably Market Fresh(R) salads and wraps, which began in April 2004, partially offset by the $0.7 million effect of the closure of 4 underperforming company-owned stores since December 28, 2003, two of which were closed during December 2004. The increase in same-store sales for company-owned restaurants was not as high as the rest of the system reflecting the impact of continuing weak sales in the Michigan market. The increase in net sales in the 2004 fourth quarter reflected the additional week in that quarter.

o 2004 fiscal year same-store sales for franchised restaurants increased 4% (3% for the 2004 fourth quarter) compared with the weak same-store sales performance of the 2003 comparable periods, reflecting the impact of the new product introductions discussed above. Royalties and franchise and related fees were also positively impacted by royalties from 93 franchised Arby's restaurants opened since December 28, 2003, with generally higher than average sales volumes, replacing the royalties from 79 generally underperforming franchised restaurants closed since December 28, 2003, and the impact of the extra week in the 2004 periods.

o Our restaurant business operating profit increased to $59.2 million in the 2004 fiscal year ($14.1 million in the 2004 fourth quarter) versus $44.7 million in the 2003 fiscal year (loss of $(6.4) million in the 2003 fourth quarter), reflecting the impact in 2003 of the $(22.0) million impairment charge at Sybra and the revenue increases noted above. These increases were partially offset by a $11.0 million increase in cost of sales, which was the result of (a) the increase in net sales and (b) higher beef and other commodity costs and start-up costs related to new product introductions, as well as increases in general and administrative expenses and depreciation and amortization. The increase in general and administrative expenses in 2004 principally reflects severance, recruiting and relocation costs attributable to personnel changes.

o Depreciation and amortization from our restaurant operations was $12.9 million in the 2004 fiscal year ($5.9 million in the 2004 fourth quarter) versus $8.5 million in the 2003 fiscal year ($2.4 million in the 2003 fourth quarter). These increases reflect the impairment charges noted above and the implementation of new back office and point-of-sale restaurant systems in our company-owned restaurants.

o Restaurant business EBITDA was $72.1 million in the 2004 fiscal year ($20.0 million in the 2004 fourth quarter) compared with $75.1 million in the 2003 fiscal year ($18.0 million in the 2003 fourth quarter), reflecting the factors discussed above. Restaurant EBITDA is reconciled to consolidated EBITDA, which is in turn reconciled to consolidated net income or loss, on the attached table.

o Systemwide same-store sales were up 4% in the 2004 fiscal year (up 3% in the 2004 fourth quarter) versus a decline of (2)% in the 2003 fiscal year (flat in the 2003 fourth quarter). We currently expect systemwide same-store sales to be positive for 2005, primarily reflecting the impact of continued new product introductions.

o In 2004, the Arby's system opened 94 new units (33 in the 2004 fourth quarter) and closed 83 generally underperforming units (27 in the 2004 fourth quarter). As of January 2, 2005, Arby's had commitments from franchisees to build 437 new units through 2011.

                           Asset Management Highlights

o On July 22, 2004, Triarc completed the acquisition of an approximate 64% capital interest (representing in excess of 90% of the outstanding voting interests) of Deerfield, a Chicago-based asset manager, for an aggregate $94.8 million, including expenses. The remainder of Deerfield is owned by senior management of Deerfield. In connection with the acquisition, Triarc invested $100 million on October 4, 2004 to seed Deerfield Opportunities Fund, LLC, a new hedge fund managed by Deerfield that invests primarily in fixed income securities.

o Triarc accounts for Deerfield as a consolidated subsidiary with a minority interest. For the period July 23, 2004 through December 31, 2004, the close of Deerfield's 2004 fourth quarter, Deerfield's asset management and related fees, operating profit, depreciation and amortization and EBITDA, before the effect of minority interests, were $22.1 million, $1.6 million, $2.2 million and $3.8 million, respectively. For the fourth quarter, those amounts were $15.1 million, $1.5 million, $1.4 million and $2.9 million, respectively.

o Excluding the effects of purchase accounting adjustments associated with the Deerfield acquisition, for the period July 23, 2004 through December 31, 2004, Deerfield's asset management and related fees, operating profit, depreciation and amortization and EBITDA, before the effect of minority interests, were $26.3 million, $6.1 million, $0.4 million and $6.5 million, respectively. For the fourth quarter, those amounts were $18.9 million, $4.8 million, $0.2 million and $5.0 million, respectively. The attached table provides a reconciliation of these measures to the corresponding measures without exclusion of the effects of purchase accounting adjustments associated with the Deerfield acquisition.

o As of December 31, 2004, Deerfield had approximately $8.7 billion of assets under management ("AUM"), of which approximately $115 million was attributable to Triarc. Deerfield's AUM at December 31, 2004 consisted of approximately $7.2 billion in 16 CDOs and a structured loan fund, approximately $928 million in six hedge funds, approximately $378 million in a real estate investment trust ("REIT") and approximately $192 million in five managed accounts.

o On December 23, 2004, Deerfield Triarc Capital Corp. ("Deerfield Triarc") completed a private offering of its common stock with gross proceeds of $400 million, including $15 million invested by Triarc. Deerfield Triarc is a newly formed real estate investment trust (REIT) managed by Deerfield that invests in real estate-related securities and various other asset classes.

         Commenting on asset management operations, Nelson Peltz, Triarc's Chairman and Chief Executive Officer, said: "Working closely with Deerfield's senior team over the last several months, we have successfully integrated their operations into Triarc and have begun the exciting work of growing Deerfield's AUM and expanding its asset management expertise."

         Peltz added: "We expect Deerfield's AUM to continue to grow in 2005 due to its strong CDO franchise and anticipated growth in other asset classes. As a result, we expect Deerfield to deliver higher asset management and related fees and improved operating profit."

         Commenting on Arby's 2004 fiscal year results, Peter May, Triarc's President and Chief Operating Officer, said: "Under new leadership, Arby's enhanced its product offerings, added management resources in key areas such as finance and new unit development and focused on achieving better operating efficiencies, thus positioning Arby's for growth in 2005."

         May added: "As we look ahead, our product pipeline is full of promising new products including a variety of Market Fresh(R) sandwiches and wraps. We are also excited about Arby's recent association with Merkley + Partners, which became Arby's national creative advertising agency of record following a nationwide search in September 2004. New advertising and branding campaigns, with the taglines of "I'm Thinking Arby's"(TM) and "Something Different, Something Better," respectively, both focus on Arby's roots and well recognized cowboy hat. We believe that these new campaigns can both retain loyal customers and promote discovery of our highly successful Market Fresh products by new customers."

         Commenting on future Triarc corporate opportunities, Peltz concluded:
"As we look ahead, we see a number of opportunities for growth at both Arby's and Deerfield. Both organizations, led by strong management teams, have great franchises capable of further expansion. We are also continuing to review our options with the goal of further increasing stockholder value. We are excited about 2005 and confident that our management teams can build substantially more stockholder value at Triarc."

         Triarc is a holding company and, through its subsidiaries, the franchisor of the Arby's restaurant system and the owner and operator of 233 restaurants located in the United States. Triarc also owns an approximate 64% capital interest in Deerfield & Company LLC, a Chicago-based asset manager offering a diverse range of fixed income strategies to institutional investors.

                                     # # #

                            Notes and Table To Follow

                             NOTES TO PRESS RELEASE

1.            In addition to the results provided in accordance with U.S.
              Generally Accepted Accounting Principles ("GAAP") in this press release, we present EBITDA because we believe it is a useful supplement to operating profit in understanding and assessing our consolidated results as well as the results of our segments. We also use EBITDA to evaluate our segment performance and allocate resources. Because all companies do not calculate EBITDA or similarly titled financial measures in the same way, those measures may not be consistent with the way we calculate EBITDA. Our presentation of EBITDA is not intended to replace the presentation of our financial results in accordance with GAAP. EBITDA should not be considered as an alternative to operating profit or net income or loss.

2. In addition to the results provided in accordance with GAAP in this press release, we present Deerfield's asset management and related fees, operating profit, depreciation and amortization and EBITDA before the effect of minority interests, excluding the effects of purchase accounting adjustments associated with the Deerfield acquisition. We believe these non-GAAP operating measures enhance management's ability to compare Deerfield's historical and future operating results and to compare Deerfield's operating results to those of its competitors. We also believe these non-GAAP operating measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making. Our presentation of certain non-GAAP operating measures of Deerfield is not intended to replace the presentation of its financial results in accordance with GAAP. These non-GAAP operating measures should not be considered as alternatives to such operating measures as determined in accordance with GAAP.

3. Systemwide same-store sales represent sales at all company-owned and all franchised stores. We believe that reviewing the increase or decrease in systemwide same-store sales compared with the same period in the prior year is useful to investors in analyzing the growth of the Arby's brand and assessing trends in our restaurant operations.

4. The description of the Deerfield acquisition contained herein is only a summary and is qualified in its entirety by reference to the definitive agreements relating to the acquisition, copies of which have been filed by us with the Securities and Exchange Commission.

5. There can be no assurance that we or Deerfield will be able to identify appropriate future acquisition targets or that we or Deerfield will be able to successfully integrate any future acquisitions into our or Deerfield's existing operations.

6. The statements in this press release that are not historical facts, including, most importantly, information concerning possible or assumed future results of operations of Triarc Companies, Inc. and its subsidiaries (collectively, "Triarc" or the "Company") and statements preceded by, followed by, or that include the words "may," "believes," "plans," "expects," "anticipates" or the negation thereof, or similar expressions, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Reform Act"). All statements that address operating performance, events or developments that are expected or anticipated to occur in the future, including statements relating to revenue growth, earnings per share growth or statements expressing general optimism about future operating results, are forward-looking statements within the meaning of the Reform Act. These forward-looking statements are based on our current expectations, speak only as of the date of this press release and are susceptible to a number of risks, uncertainties and other factors. Our actual results, performance and achievements may differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Reform Act. Many important factors could affect our future results and could cause those results to differ materially from those expressed in the forward-looking statements contained herein. Such factors include, but are not limited to, the following:

              o competition, including pricing pressures and the potential impact of competitors' new units on sales by Arby's(R) restaurants;

              o consumers' perceptions of the relative quality, variety and value of the food products the Company offers;

              o success of operating initiatives;

              o development costs;

              o advertising and promotional efforts;

              o brand awareness;

              o the existence or absence of positive or adverse publicity;

              o new product and concept development by the Company and its competitors, and market acceptance of such new product offerings and concepts;

              o changes in consumer tastes and preferences, including changes resulting from concerns over nutritional or safety aspects of beef, poultry, french fries or other foods or the effects of food-borne illnesses such as "mad cow disease" and avian influenza or "bird flu";

              o changes in spending patterns and demographic trends;

              o the business and financial viability of key franchisees;

              o the timely payment of franchisee obligations due to the Company;

              o availability, location and terms of sites for restaurant development by the Company and its franchisees;

              o the ability of the Company's franchisees to open new
                restaurants in accordance with their development commitments, including the ability of franchisees to finance restaurant development;

              o delays in opening new restaurants or completing remodels;

              o anticipated or unanticipated restaurant closures by the Company and its franchisees;

              o the Company's ability to identify, attract and retain
                potential franchisees with sufficient experience and financial resources to develop and operate Arby's restaurants;

              o changes in business strategy or development plans, and the willingness of the Company's franchisees to participate in its strategy;

              o business abilities and judgment of the Company's and its franchisees' management and other personnel;

              o availability of qualified restaurant personnel to the Company and to its franchisees;

              o the Company's ability, if necessary, to secure alternative distribution of supplies of food, equipment and other products to Arby's restaurants at competitive rates and in adequate amounts, and the potential financial impact of any interruptions in such distribution;

              o changes in commodity (including beef), labor, supplies and other operating costs and availability and cost of insurance;

              o adverse weather conditions;

              o significant reductions in the Company's client assets under management (which would reduce the Company's advisory fee revenue), due to such factors as weak performance of the Company's investment products (either on an absolute basis or relative to our competitors or other investment strategies), substantial illiquidity or price volatility in the fixed income instruments that the Company trades, loss of key portfolio management or other personnel, reduced investor demand for the types of investment products the Company offers, and loss of investor confidence due to adverse publicity;

              o increased competition from other asset managers offering similar types of products to those the Company offers;

              o pricing pressure on the advisory fees that the Company can charge for its investment advisory services;

              o difficulty in increasing assets under management, or
                efficiently managing existing assets, due to market-related constraints on trading capacity or lack of potentially profitable trading opportunities;

              o removal of the Company as investment manager of one or more of the collateral debt obligation vehicles (CDOs) or other accounts it manages, or the reduction in the Company's CDO management fees because of payment defaults by issuers of the underlying collateral;

              o availability, terms (including changes in interest rates) and deployment of capital;

              o changes in legal or self-regulatory requirements, including franchising laws, investment management regulations, accounting standards, environmental laws, overtime rules, minimum wage rates and taxation rates;

              o the costs, uncertainties and other effects of legal,
                environmental and administrative proceedings;

              o the impact of general economic conditions on consumer spending or securities investing, including a slower consumer economy and the effects of war or terrorist activities;

              o the Company's ability to identify appropriate acquisition targets in the future and to successfully integrate any future acquisitions into its existing operations; and

              o other risks and uncertainties affecting the Company referred to in its Annual Report on Form 10-K for the fiscal year ended January 2, 2005 (see especially "Item 1. Business--Risk Factors" and "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations") and in its other current and periodic filings with the Securities and Exchange Commission, all of which are difficult or impossible to predict accurately and many of which are beyond the Company's control.

              All future written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We assume no obligation to update any forward-looking statements after the date of this press release as a result of new information, future events or developments, except as required by federal securities laws. In addition, it is our policy generally not to make any specific projections as to future earnings, and we do not endorse any projections regarding future performance that may be made by third parties.



                             Triarc Companies, Inc.
                 Condensed Consolidated Statements of Operations
     Fourth Quarter and Fiscal Year Ended December 28, 2003 and January 2, 2005



                                                                        Fourth Quarter Ended                 Fiscal Year Ended
                                                                        --------------------                 -----------------

                                                                       2003              2004              2003            2004
                                                                       ----              ----              ----            ----
                                                                                      (In thousands except per share amounts)
Revenues:
  Net sales.......................................................$  50,496         $  53,881          $201,484       $ 205,590
  Royalties and franchise and related fees........................   23,955            26,936            92,136         100,928
  Asset management and related fees (a)...........................       --            15,146                --          22,061
                                                                  ---------         ---------          --------       ---------
                                                                     74,451            95,963           293,620         328,579
                                                                  ---------         ---------          --------       ---------
Costs and expenses:
  Cost of sales, excluding depreciation and amortization..........   39,473            42,706           151,612         162,597
  Cost of services, excluding depreciation and amortization (a)...       --             5,752                --           7,794
  Advertising and selling.........................................    4,560             3,820            16,115          16,587
  General and administrative, excluding depreciation and
    amortization .................................................   20,362            41,087            91,043         118,582
  Depreciation and amortization, excluding amortization of
    deferred financing costs......................................    3,875             8,666            14,051          20,285
  Goodwill impairment.............................................   22,000                --            22,000              --
                                                                  ---------         ---------          --------       ---------
                                                                     90,270           102,031           294,821         325,845
                                                                  ---------         ---------          --------       ---------
      Operating profit (loss).....................................  (15,819)           (6,068)           (1,201)          2,734
Interest expense..................................................   (9,368)          (10,516)          (37,225)        (34,171)
Insurance expense related to long-term debt.......................   (1,014)             (991)           (4,177)         (3,874)
Investment income, net............................................    6,367            14,223            17,251          21,662
Gain (costs) related to proposed business acquisitions
   not consummated................................................       --                --             2,064            (793)
Gain on sale of business..........................................    5,834                97             5,834             154
Other income (expense), net.......................................    1,457              (645)            2,881           1,199
                                                                  ---------         ---------          --------       ---------
      Loss from continuing operations before
        income taxes and minority interests.......................  (12,543)           (3,900)          (14,573)        (13,089)
Benefit from income taxes.........................................    2,356               924             1,371          17,483
Minority interests in (income) loss of consolidated subsidiaries..        7            (2,264)              119          (2,917)
                                                                  ---------         ---------          --------       ---------
      Income (loss) from continuing operations....................  (10,180)           (5,240)          (13,083)          1,477
Gain on disposal of discontinued operations.......................    2,245             1,641             2,245          12,464
                                                                  ---------         ---------          --------       ---------
      Net income (loss)...........................................$  (7,935)        $  (3,599)         $(10,838)      $  13,941
                                                                  =========         =========          ========       =========

EBITDA (b)........................................................$  10,056         $   2,598          $ 34,850       $  23,019
                                                                  =========         =========          ========       =========

Basic income (loss) per share: Class A common stock:
          Continuing operations...................................$    (.17)        $    (.08)         $   (.22)      $     .02
          Discontinued operations.................................      .04               .02               .04             .18
                                                                  ---------         ---------          --------       ---------
          Net income (loss).......................................$    (.13)        $    (.06)         $   (.18)      $     .20
                                                                  =========         =========          ========       =========
      Class B common stock:
          Continuing operations...................................$    (.17)        $    (.08)         $   (.22)      $     .02
          Discontinued operations.................................      .04               .02               .04             .21
                                                                  ---------         ---------          --------       ---------
          Net income (loss).......................................$    (.13)        $    (.06)         $   (.18)      $     .23
                                                                  =========         =========          ========       =========
Diluted income (loss) per share: Class A common stock:
          Continuing operations...................................$    (.17)        $    (.08)         $   (.22)      $     .02
          Discontinued operations.................................      .04               .02               .04             .17
                                                                  ---------         ---------          --------       ---------
          Net income (loss).......................................$    (.13)        $    (.06)         $   (.18)      $     .19
                                                                  =========         =========          ========       =========
      Class B common stock:
          Continuing operations...................................$    (.17)        $    (.08)         $   (.22)      $     .02
          Discontinued operations.................................      .04               .02               .04             .20
          Net income (loss).......................................$    (.13)        $    (.06)         $   (.18)      $     .22
                                                                  =========         =========          ========       =========
Shares used to calculate income (loss) per share (c):
      Class A common stock
        Basic.....................................................   19,798            23,390            20,003          22,233
                                                                  ---------         ---------          --------       ---------
        Diluted...................................................   19,798 (d)        23,390 (d)        20,003 (d)      23,415
                                                                  ---------         ---------          --------       ---------
      Class B common stock
        Basic.....................................................   39,609            41,432            40,010          40,840
                                                                  ---------         ---------          --------       ---------
        Diluted...................................................   39,609 (d)        41,432 (d)        40,010 (d)      43,206


(a) On July 22, 2004 the Company completed the acquisition of a 63.6% capital interest in Deerfield. Deerfield, through its wholly-owned subsidiary Deerfield Capital Management LLC, is an asset manager offering a diverse range of fixed income strategies to institutional investors.

(b) The calculation of EBITDA by segment and a reconciliation of consolidated EBITDA to net income or loss follow:

                                                                   Fourth Quarter Ended                  Fiscal Year Ended
                                                                       2003              2004              2003           2004
                                                                       ----              ----              ----           ----
                                                                                             (In thousands)

Operating profit (loss):
    Restaurants...................................................$  (6,394)        $  14,123          $ 44,661       $  59,182
    Asset management..............................................       --             1,483                --           1,611
    General corporate.............................................   (9,425)          (21,674)          (45,862)        (58,059)
                                                                  ---------         ---------          --------       ---------
      Consolidated operating profit (loss)........................  (15,819)           (6,068)           (1,201)          2,734
                                                                  ---------         ---------          --------       ---------
Plus: depreciation and amortization, excluding
    amortization of deferred financing costs:
    Restaurants...................................................    2,436             5,924             8,487          12,912
    Asset management..............................................       --             1,384                --           2,220
    General corporate.............................................    1,439             1,358             5,564           5,153
                                                                  ---------         ---------          --------       ---------
      Consolidated depreciation and amortization..................    3,875             8,666            14,051          20,285
                                                                  ---------         ---------          --------       ---------
Goodwill impairment...............................................   22,000                --            22,000              --
                                                                  ---------         ---------          --------       ---------
EBITDA:
    Restaurants...................................................   18,042            20,047            75,148          72,094
    Asset management..............................................       --             2,867                --           3,831
    General corporate.............................................   (7,986)          (20,316)          (40,298)        (52,906)
                                                                  ---------         ---------          --------       ---------
      Consolidated EBITDA.........................................   10,056             2,598            34,850          23,019
  Depreciation and amortization, excluding
    amortization of deferred financing costs......................   (3,875)           (8,666)          (14,051)        (20,285)
  Goodwill impairment.............................................  (22,000)               --           (22,000)             --
  Interest expense................................................   (9,368)          (10,516)          (37,225)        (34,171)
  Insurance expense related to long-term debt.....................   (1,014)             (991)           (4,177)         (3,874)
  Investment income, net..........................................    6,367            14,223            17,251          21,662
  Gain (costs) related to proposed business acquisitions
    not consummated...............................................       --                --             2,064            (793)
  Gain on sale of business........................................    5,834                97             5,834             154
  Other income (expense), net.....................................    1,457              (645)            2,881           1,199
                                                                  ---------         ---------          --------       ---------
      Loss from continuing operations before
        income taxes and minority interests.......................  (12,543)           (3,900)          (14,573)        (13,089)
  Benefit from income taxes.......................................    2,356               924             1,371          17,483
  Minority interests in (income) loss of consolidated subsidiaries        7            (2,264)              119          (2,917)
                                                                  ---------         ---------          --------       ---------
      Income (loss) from continuing operations....................  (10,180)           (5,240)          (13,083)          1,477
  Gain on disposal of discontinued operations.....................    2,245             1,641             2,245          12,464
                                                                  ---------         ---------          --------       ---------
      Net income (loss)...........................................$  (7,935)        $  (3,599)         $(10,838)      $  13,941
                                                                  =========         =========          ========       =========



(c) The calculations of income (loss) per share reflect the effect of the Company's September 2003 stock distribution of two shares of Class B common stock, Series 1, for each issued share of Class A common stock.

(d) The shares used to calculate diluted loss per share are the same as those used to calculate basic loss per share for the periods with losses from continuing operations and, therefore, the effect of all potentially dilutive securities would have been antidilutive. Had the Company reported income from continuing operations for such periods, the shares used to calculate diluted income per Class A common share would have been 21,586,000 for the 2003 fourth quarter, 24,399,000 for the 2004 fourth quarter and 21,524,000 for the 2003 fiscal year, reflecting the effect of dilutive stock options. The shares used to calculate diluted income per Class B common share would have been 43,185,000 for the 2003 fourth quarter, 43,459,000 for the 2004 fourth quarter and 43,051,000 for the 2003 fiscal year, also reflecting the effect of dilutive stock options. The effects of dilutive stock options represented in such amounts reflect the average price of the Company's stock during that period. These dilutive effects may not be representative of the effects that may occur in future periods. Accordingly, this information is presented for informational purposes only. In addition to the effect of dilutive stock options, the Company's 5% Convertible Notes are convertible into 4,375,000 shares of the Company's Class A common stock and 8,750,000 shares of the Company's Class B common stock. Such additional shares were not included in the diluted shares above due to the substantial income that would be required before the Convertible Notes became dilutive.

(e) The reconciliation of certain operating measures of Deerfield before purchase accounting adjustments to such measures after purchase accounting adjustments follows:

                                                                                               Depreciation and
                                                                   Asset                          Amortization,
                                                                 Management                  Excluding Amortization
                                                                 and Related     Operating       of Deferred
                                                                   Fees(1)       Profit(1)     Financing Costs(1)     EBITDA(1)
                                                                                               (In thousands)

      For the quarter ended December 31, 2004:
       Before purchase accounting adjustments (2) .............. $ 18,908        $ 4,774           $   228           $  5,002
           Expected asset management fees recorded as a
             receivable in purchase accounting..................   (3,762)        (3,762)               --             (3,762)
           Cost of services recorded as a liability
             in purchase accounting (3).........................       --          1,627                --              1,627
           Amortization of intangible assets recorded in purchase
             accounting.........................................       --         (1,156)            1,156                 --
                                                                ---------        -------           -------           --------
       After purchase accounting adjustments....................$  15,146        $ 1,483           $ 1,384           $  2,867
                                                                =========        =======           =======           ========

      For the period from July 23, 2004 through December 31, 2004:
       Before purchase accounting adjustments (2) .............. $ 26,320        $ 6,052           $   411           $  6,463
           Expected asset management fees recorded as a
             receivable in purchase accounting..................   (4,259)        (4,259)               --             (4,259)
           Cost of services recorded as a liability
             in purchase accounting (3).........................       --          1,627                --              1,627
           Amortization of intangible assets recorded in purchase
             accounting.........................................       --         (1,809)            1,809                 --
                                                                ---------        -------           -------           --------
       After purchase accounting adjustments....................$  22,061        $ 1,611           $ 2,220           $  3,831
                                                                =========        =======           =======           ========

      (1)  All amounts are before the effects of minority interests.
      (2) The asset management and related fees, operating profit and EBITDA before purchase accounting adjustments reflect the elimination of asset management fees paid to Deerfield by Triarc of $0.8 million in each of the quarter and year ended December 31, 2004.
      (3) Represents incentive compensation relating to the receivable recorded in purchase accounting.
